BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

090303

Filed in the office of	Document Number
Barbara K. Cegavske (signature)	**20190112996-10**
Barbara K. Cegavske	Filing Date and Time
Secretary of State	**03/14/2019 8:00 AM**
State of Nevada	Entity Number
	E0668502007-7

Certificate of Change Pursuant to NRS 78.209

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209 For Nevada Profit Corporations

1. Name of corporation:

DSG Global Inc.

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

See attached Schedule "A"

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

See attached Schedule "A"

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

The corporation shall issue 1 (one) share of common stock for every 4,000 shares of common stock issued and outstanding immediately prior to the effective date of the stock split.

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

No fractional shares shall be issued. Fractional shares shall be rounded up to the nearest whole number.

7. Effective date and time of filing: (optional) Date: March 20, 2019 Time:

(must not be later than 90 days after the certificate is filed)

8. Signature: (required)

X

Signature of Officer

President

Title

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Schedule "A"
to the
Certificate of Change Pursuant to NRS 78.209
of
DSG Global Inc.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

> 3,000,000,000 shares of common stock, $0.001 par value, all of which stock shall be entitled to voting power and 14,010,000 shares of preferred stock with a par value of $0.001 per share which preferred stock is designated as: 3,000,000 Series A Preferred stock, 10,000 Series B Convertible Preferred stock, 5,000,000 Series C Convertible Preferred stock, 1,000,000 Series D Convertible Preferred stock and 5,000,000 Series E Convertible Preferred stock. The Board of Directors may fix and determine the rights, preferences or other variations of each series of preferred stock of the Corporation. The Corporation may issue the shares of stock for such consideration as may be fixed by the Board of Directors.

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

> 500,000,000 shares of common stock, $0.001 par value, all of which stock shall be entitled to voting power and 14,010,000 shares of preferred stock with a par value of $0.001 per share which preferred stock is designated as: 3,000,000 Series A Preferred stock, 10,000 Series B Convertible Preferred stock, 5,000,000 Series C Convertible Preferred stock, 1,000,000 Series D Convertible Preferred stock and 5,000,000 Series E Convertible Preferred stock. The Board of Directors may fix and determine the rights, preferences or other variations of each series of preferred stock of the Corporation. The Corporation may issue the shares of stock for such consideration as may be fixed by the Board of Directors.